Exhibit 23.2
To the Board of Directors
True Religion Apparel Inc. and Subsidiary
Consent of Independent Registered Public Accounting Firm
We consent to the use of our Independent Registered Public Accounting Firm’s Report dated March 31, 2005 covering the consolidated financial statements of True Religion Apparel Inc. and Subsidiary for each of the two years in the period ended December 31, 2004 to be included in this Form S-8 registration statement to be filed with the Commission on approximately September 28, 2005.
We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.
/s/ Stonefield Josephson Inc.
CERTIFIED PUBLIC ACCOUNTANTS
Santa Monica, California
September 28, 2005